Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-121584) pertaining to the sanofi-aventis US Savings Plan of our report dated June 26, 2007, with respect to the financial statements and schedule of the sanofi-aventis US Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

Ernst & Young LLP

Iselin, New Jersey

July 6, 2007